Exhibit 10.31

CONSULTANCY AGREEMENT

This Consultancy Agreement (the “Agreement”) is entered into on February _____, 2024, by and between Beyond Air, Inc., a company incorporated in the State of Delaware (the “Company”), and Jeff Myers, M.D., Ph.D. residing 1001 Julia Street, New Orleans, LA 70113 (the “Consultant”).

WHEREAS, the Consultant serves as Chief Medical Officer under the terms set forth in his employment agreement dated March 27, 2023 (the “Employment Agreement”); and

WHEREAS, the Consultant and the Company wish to document their agreement concerning the end of Consultant’s full-time employment with the Company as Chief Medical Officer;

WHERAS, the parties wish that the Consultant will provide the Company with Services (defined hereafter) as set forth under this Agreement, as of February 19, 2024;

WHEREAS, the Consultant is aware of all the consequences resulting from the engagement of the Consultant as an independent contractor and the parties agree, as per the Consultant’s specific wish and requirement, made as a result of considerations and benefits personal to the Consultant, that the Services shall be provided to the Company by the Consultant on an independent contractor basis, absent an employment relationship between the Company and the Consultant. This Agreement is entered into in reliance upon the foregoing declarations of the Consultant and that no claim shall be submitted by the Consultant or anyone on his behalf contradicting such declaration.

NOW THEREFORE, in consideration of the mutual promises, covenants and understandings contained herein, the parties agree as follows:

1.	Representations, Duties and Obligations of Consultant

1.1.	The Consultant declares that he is free to provide the Company with the Services, and there are no legal, commercial or contractual restrictions preventing the Consultant from fully performing all duties under this Agreement.

1.2.	The Consultant shall provide the Services to the Company, in accordance with the directions of the board of directors of the Company, or such other person as the Company will decide.

1.3.	Provided that the Consultant does not breach any of his obligations to the Company as set forth in this Agreement or the Employment Agreement, the Consultant shall provide services to the Company on a non-exclusive basis pursuant to the terms of this Agreement.

1.4.	The Consultant has, and will have throughout the term of this Agreement, all approvals, permits and licenses required pursuant to any law to provide the Services in accordance with this Agreement (if required). The Consultant shall not have any other person or entity perform any of the Services, except with the prior written consent of the Company.

1.5.	The Consultant undertakes to perform all duties and obligations under this Agreement with the highest degree of professionalism and to the full satisfaction of the Company and will ensure the use of all professional knowledge, experience and skills in providing the Services, which shall be performed in a loyal, devoted and professional manner in accordance with the terms of this Agreement.

1.6.	The Consultant will notify the Company immediately if anything occurs or comes to his attention which would or might prevent him from providing the Services at the level required by the Company. Where the Consultant discovers, or ought reasonably to have discovered, that he has or might have at some point in the future, any personal interest in Company business, or a conflict of interest arising out of or in connection with the Services then, immediately upon discovery, the Consultant should notify the same to the Company in writing. In these circumstances, the Company may terminate this Agreement immediately by providing written notice.

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1.7.	The Consultant shall not, directly or indirectly, accept or provide any commission, rebate, discount or gratuity in cash or in kind, from any person who has or is likely to have a business relationship with the Company related in any way to the Service provided by the Consultant.

2.	Services to be Performed by the Consultant

2.1.	The services to be performed by the Consultant shall consist of assisting the Company (i) with ongoing projects related to iNO in cardiac surgery, (ii) the transition of Consultant’s former duties as Chief Medical Officer, and (iii) with specific projects as may be mutually agreed. Consultant shall also provide assistance with respect to any investigative, administrative or regulatory proceeding as requested from time to time (collectively, the “Services”). Such Services will automatically be terminated in the event Consultant commences full-time employment at any time.

2.2.	The Consultant shall provide the Company with reports, in the manner and form, as may be requested from time to time by the Company.

2.3.	In furtherance of the Services required by the Company, Consultant shall provide up to sixty (60) hours of Services monthly (“Base Hours”).

3.	Consideration

3.1.	In consideration for the provision of the Services by the Consultant, and subject to the fulfillment of Consultant’s obligations under this Agreement, the Company shall pay Consultant a fee of sixteen-thousand dollars ($16,000) per calendar month (the “Fees”), or as may be prorated for any portion thereof.

3.1.1.	Except as otherwise set forth, Consultant shall be compensated at a rate of four-hundred dollars ($400) per hour for any Services provided in excess of the Base Hours (the “Excess Hours”), which shall be described appropriately in the related invoice.

3.1.2.	Consultant shall be compensated at a rate of two-hundred dollars ($200) per hour for any Excess Hours in which the Consultant is traveling (the “Travel Rate”) in the course of performing Services. For the avoidance of doubt, the Consultant is considered to be traveling only for the hours actually spent traveling between the point of departure and the destination, inclusive of any reasonable and ordinary waiting time that interrupts travel.

3.2.	Invoice. Consultant shall provide the Company monthly an invoice in respect of the Fees for the Services provided in the previous month, inclusive of any Excess Hours.

3.3.	Expenses. The Company shall reimburse Consultant for documented, reasonable out of pocket expenses incurred during its performance of the Services, provided said expenses have been approved by the Company in advance and in writing, all subject to any Company policies as may be in force from time to time, and against the provision of proper receipts.

3.4.	No Other Compensation. Other than the payment of the Fees and reimbursement of expenses, the Consultant shall not be entitled to any further compensation or reimbursement of expenses in connection with the discharge of his responsibilities hereunder, except as specifically agreed to in writing between the parties.

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3.5.	Taxes. All payments under this Agreement include all taxes, duties, levies, deductions or similar governmental charges. Consultant shall pay all Taxes associated with the Services. The Company will withhold all taxes and compulsory payments on any payment and benefit provided to Consultant, to the extent that such taxes and compulsory payments are required by any applicable law to be withheld by the Company.

3.6.	Consideration for Restrictive Covenants. The Consultant acknowledges and agrees that the Fees payable to the Consultant include consideration for the Consultant’s covenants under Sections 7 and 8 of this Agreement.

4.	Status of Parties

4.1.	Consultant is an independent contractor and is not an agent or employee of, and has no authority to bind, Company by contract or otherwise.

4.2.	Consultant will report as self-employment income all compensation received by Consultant pursuant to this Agreement. Consultant will indemnify Company and hold it harmless from and against all claims, damages, losses, costs and expenses, including reasonable fees and expenses of attorneys and other professionals, relating to any obligation imposed by law on Company to pay any withholding taxes, social security, unemployment or disability insurance, or similar items in connection with compensation received by Consultant pursuant to this Agreement. Consultant will not be entitled to receive any vacation or illness payments or to participate in any plans, arrangements, or distributions by Company pertaining to any bonus, profit sharing, insurance or similar benefits for Company’s employees.

4.3.	The Company shall be entitled to offset any amounts due to it under this Section 4 from any amounts payable to the Consultant under this Agreement.

4.4.	No terms of this Agreement nor performance of the Services shall be construed to constitute the Consultant’s Continuous Service, within the meaning of the Company’s Amended and Restated Equity Incentive Plan.

5.	Term and Termination

5.1.	The term of this Agreement shall commence on the February 19, 2024 and shall continue to be in force an effect through July 31, 2024, and shall automatically renew for additional one (1) month periods, unless either party notifies the other of its intent not to renew, at least 30 days prior to expiration of the then current Term.

5.2.	Either Party may terminate this Agreement without cause upon prior written notice of 30 days to the other party.

5.3.	The Company may terminate this Agreement forthwith and without prior notice (Termination for Cause) if: (i) the Consultant fails to fulfill its obligations under this Agreement; (ii) the Consultant commits a breach of this Agreement or other duties owed to the Company; or (iii) if the Consultant engaged in any act of dishonesty or fraud, whether or not it involves the Company. The foregoing is without prejudice to any relief available to the Company by law or under this Agreement.

5.4.	Upon termination of this Agreement or at such other time as directed by the Company, the Consultant shall immediately return to the Company all assets in the Consultant’s possession or control which belong to, or have been entrusted to it by, the Company. The Consultant shall neither have, nor retain, any proprietary interest in such assets.

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6.	Proprietary Rights

6.1.	For the purposes of this Agreement, “Intellectual Property” means all intellectual property rights, whether or not patentable, including without limitation (i) patents and patent applications, and any divisional, continuation, continuation in part, reissue, renewal or re-examination patent issuing therefrom (including any foreign counterparts), (ii) copyrights and registrations thereof, (iii) trade secrets and other confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, technology, proprietary processes, techniques, methodologies, formulae, formulations, algorithms, software, code, models, user interfaces, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, inventions and, with respect to all of the foregoing, related confidential documentation, (iv) trademarks, service marks, trade names and applications and registrations therefor, (v) all documentation, including user manuals and training materials relating to any of the foregoing and descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and, (vi) other proprietary rights relating to the foregoing, and any rights analogous to the foregoing anywhere in the world.

6.2.	The Consultant and the Company agree that, to the fullest extent legally possible, all Intellectual Property created in the course of, or in consequence of, the performance of the Services will be works made for hire owned exclusively by Company (“Company’s IP Rights”). Company’s IP Rights includes any ensuing rights, including all rights, powers, privileges and immunities arising thereunder or conferred thereby, and all applications that may be filed for the Intellectual Property in any jurisdiction, and all divisions, renewals and continuations thereof, and all registrations that may be granted thereon and all extensions and reissues thereof, together with any and all rights of priority relating to the Intellectual Property and any registrations that may be granted thereon, expressly including the right to sue for past infringement.

6.3.	The Consultant agrees that, regardless of whether the Company’s IP Rights Property is legally works made for hire, all Company’s IP Rights will be the sole and exclusive property of Company. If the ownership in any of the Company’s IP Rights does not vest in the Company upon creation, the Consultant shall assign and does hereby irrevocably assign to the Company all right, title and interest in and to the Company’s IP Rights, and the Consultant shall have no right whatsoever in and to the Company’s IP Rights. To the extent that any right in the Company’s IP Rights may not, under applicable law, be assigned to the Company, the Consultant hereby waives and agrees never to assert any such rights in favor of the Company. The Consultant shall not have any claim to any right, moral rights, compensation, royalties or reward in respect of any Company’s IP Rights.

6.4.	The Consultant shall promptly disclose to the Company in writing, sufficient to identify the Company’s IP Rights in question, the creation or existence of all such Company’s IP Rights.

6.5.	At the Company’s request, during and after the term of this Agreement, the Consultant shall assist and cooperate with the Company in all respects and will execute documents, and give testimony and take such further acts reasonably requested by the Company to enable the Company to acquire, transfer, maintain, perfect and enforce Company’s IP Rights. The Consultant hereby appoints the officers of the Company as the Consultant’s attorney-in-fact to execute documents on behalf of Consultant for this limited purpose.

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6.6.	The Consultant shall indemnify, defend and hold harmless the Company and all members of the Group and their directors, officers, employees, agents, representatives, successors and assigns from any and all liabilities, losses, expenses (including, without limitation, reasonable attorneys’ fees), costs and damages of any kind arising out of or relating to any claim resulting from a breach by the Consultant of any of his undertakings hereunder.

7.	Confidentiality

7.1.	The Consultant agrees that all the Company information, whether in oral form, visual form or in writing, including but not limited to, all specifications, formulas, prototypes, computer programs and any and all records, data, ideas, methods, techniques, processes and projections, plans, marketing information, business plans, projects, pricing, customers and customer information, materials, financial statements, memoranda, analyses, notes, legal documents, and other data and information, as well as test results, processes, know-how, improvements, inventions, techniques, patents (whether pending or duly registered) and any know-how related thereto, relating to the Company and its affiliates, the Company’s IP Rights, and the terms and conditions of this Agreement, will be considered and referred to collectively as “Confidential Information.”

7.2.	The Consultant agrees that it shall not use Confidential Information for its own, or any third party’s benefit; the Consultant further agrees to accept and use Confidential Information solely for the purpose of providing the Services for the benefit of Company. The Consultant shall keep in confidence and trust all Confidential Information and shall not, directly or indirectly, disclose, publish, or disseminate Confidential Information to any third party or allow the same to occur. The Consultant shall exercise the highest degree of care in safeguarding any Confidential Information that may be furnished to the Consultant against loss, theft or other inadvertent disclosure or dissemination of Confidential Information.

7.3.	Upon termination of this Agreement, or as otherwise requested by the Company, the Consultant shall promptly deliver to the Company all Confidential Information and any and all copies thereof, in whatever form, that had been furnished to the Consultant, prepared thereby or came to his possession in any manner whatsoever, during and in the course of his performance of this Agreement, and shall not retain or make copies thereof in whatever form.

8.	Non-Compete & Non-Solicitation

8.1.	During the Term of this Agreement and for a period of twelve (12) months following its termination, the Consultant shall not:

8.1.1.	anywhere in the world where the Company or its affiliates (the “Group”) markets or sells its products, engage or assist others in engaging in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor or otherwise) that is competitive with the Group’s business, including but not limited to any business or enterprise that develops, manufactures, markets, licenses, sells or provides any product that competes with any product developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed sold or provided, by the Group (“Competitive Business”).

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8.1.2.	solicit, hire, contract for services or otherwise employ, directly or indirectly, anyone who is or was employed by the Group within the six-month period prior to this Agreement. The foregoing prohibition shall not prevent any employment or engagement of the Consultant, following termination of this Agreement, by any company or business organization not substantially engaged in a Competitive Business as long as the activities of any such employment or engagement, in any capacity, do not involve work on matters related to any product or service being developed, manufactured, marketed, distributed or planned in writing by the Group at the time of this Agreement’s termination. The Consultant’s ownership of no more than 5% of the outstanding voting stock of a publicly traded company shall not constitute a violation of this Section. .

8.1.3.	In the event that the terms of this Section shall be determined by any court of competent jurisdiction to be unenforceable in whole or in part by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, the parties intend for such court to interpret such terms to extend only over the maximum period of time for which they may be enforceable, over the maximum geographical area as to which they may be enforceable, or to the maximum extent in all other respects as to which they may be enforceable.

8.1.4.	Notwithstanding anything to the contrary herein, Consultant understands that nothing in this Agreement restricts or prohibits Consultant from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation, and pursuant to 18 USC § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an entity for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to the individual’s attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 USC § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 USC § 1833(b).

8.2.	The Consultant acknowledges that its obligations under this Section are reasonable and that the consideration it receives hereunder is paid, inter alia, as consideration for its undertaking under this Section 8.

9.	No Conflicting Obligations

The Consultant will not, at any time during the term of the Agreement, use or disclose any trade secrets or proprietary or confidential information of a third party in such manner that may breach any confidentiality or other obligation that the Consultant owes to any former employer or other third party, without their prior written consent. The Consultant warrants and undertakes that he has the full right to assign the Company’s IP Rights and the associated rights, titles and interests and that the Consultant has not made, and will not make, any agreement in conflict with any provision of this Agreement.

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10.	General

10.1.	The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company. This Agreement may be assigned by the Company without the consent of the Consultant.

10.1.1.	This Agreement and the obligations created hereunder may not be assigned by the Consultant, but all rights of the Consultant hereunder shall inure to the benefit of and be enforceable by the Consultant’s heirs, devisees, legatees, executors, administrators and personal representatives.

10.2.	No behavior by either party hereto shall be deemed to constitute a waiver of any rights according to this Agreement, a waiver of or consent to any breach or default in respect of any of the terms hereof, or a change, invalidation or addition to any term, unless expressly made in writing.

10.3.	All disputes with respect to this Agreement shall be determined in accordance with the laws of the State of New York. The competent courts of New York shall have exclusive jurisdiction to hear any such dispute and no other courts shall have any jurisdiction whatsoever in respect of such disputes.

10.4.	The terms of this Agreement shall be interpreted in such a way as to give them maximum enforceability at law. The unenforceability of any term (or part thereof) shall not affect the enforceability of any other part of this Agreement.

10.5.	The Consultant hereby declares that it is aware that the Company shall rely on the statements and representations in this Agreement, including the absence of employer-employee relationship, in managing its businesses and providing due diligence to third parties regarding the conditions and the obligations of the Company. In addition, the Consultant undertakes that it is aware that third parties might rely on the declarations and the representations in this Agreement.

10.6.	This Agreement constitutes the entire agreement of the parties concerning its subject matter and supersedes all other oral or written understandings, discussions, and agreements, and may be modified only in a writing signed by both parties. The parties acknowledge that they have read and fully understand the contents of this Agreement and execute it after having an opportunity to consult with legal counsel.

10.7.	Provisions intended to survive the termination of this Agreement, including but not limited to Sections 5, 6, 7, and 8 and herein, shall so survive.

10.8.	All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when mailed by certified mail, return receipt requested, or delivered by a national overnight delivery service addressed to the intended recipient as follows:

If to the Company:

Beyond Air, Inc.

900 Stewart Avenue, Suite 301

Garden City, NY 11530

Attn: Chief Executive Officer

If to the Consultant, to the address stated on the signature page of this Agreement.

10.9.	Consultant acknowledges that his compliance with the agreements in Sections 6, 7, 8 and 9 hereof is necessary to protect the good-will and other proprietary interests of the Company. Consultant acknowledges that a breach or threatened breach of this Agreement will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law; and the Consultant agrees that in the event of any such breach or threatened breach, the Company and its successors and assigns shall be entitled to injunctive relief in any court of competent jurisdiction, without being required to post bond, and to such other and further relief as may be proper.

10.9.1.	Without derogating from any relief to which the Company is entitled to pursuant to any law or agreement, the Company may set off any amount which the Consultant owes it pursuant to this Agreement or any other source from any sum that the Consultant is entitled to receive from the Company, from whatever source.

10.10.	Any amendment to this Agreement shall be made in writing and signed by the parties hereto.

[SIGNATURE PAGE TO FOLLOW]

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In witness whereof, the parties have executed this Agreement as of the above date.

BEYOND AIR, INC.		JEFF MYERS, MD, PhD

By:
Name:	Steve Lisi	1001 Julia Street
Title:	Chief Executive Officer	New Orleans, LA 70113

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